Exhibit 10.16
TECHTEAM GLOBAL, INC.
ANNUAL INCENTIVE PLAN
Amended Effective January 1, 2008
Purpose
The Annual Incentive Plan (AIP) has been established to provide opportunities for Eligible Employees to receive incentive compensation as a reward for high levels of corporate performance as well as individual performance that exceeds the ordinary standards compensated through base salary. The AIP is designed to provide competitive rewards to recognize Eligible Employees who achieve or exceed performance objectives.
Eligible Employees
Participation in the AIP is limited to Eligible Employees (Employees). The Company’s CEO shall designate the Eligible Employee’s participation level prior to the commencement of the Measurement Period. The Compensation Committee shall approve the CEO’s designation of Employees and their Participation Level for the Measurement Period prior to the commencement of the Measurement Period. The Compensation Committee can deem an employee hired during the Measurement Period an Employee for the length of time the person is employed with the Company.
Bonus Pool
The AIP is funded by the Bonus Pool. The Bonus Pool is limited to 25% of the Adjusted Net Income of the Company for the Measurement Period. If the Bonus Pool required should exceed more than 25% of Adjusted Net Income, a statistical percentage will be calculated with the numerator equal to 25% of Adjusted Net Income and the denominator equal to the Bonus Pool required to pay all Employees based on target achievement. Each level will be pro-rated accordingly based on the statistical percentage.
Determination of Bonus Payment
The AIP bonus payable to an Employee will be calculated based on an Individual’s Personal Business Commitments as they relate to Financials and Individual Objectives.
The Company must achieve at least 80% of its Adjusted Net Income target for any bonuses to be paid.
For Business Unit bonuses at levels 3 and below, the Business Unit must achieve at least 80% of its target Adjusted Net Income and the Company must achieve a minimum of 70% of its Adjusted Net Income target for any bonuses to be paid.
Personal Business Commitments
The Employee and his/her manager shall establish Personal Business Commitments appropriate for the Employee’s job function in light of the Company’s business plan. The Employee should have commitments for each category. In the category of Financials, the employee must have a commitment to the target financials for Adjusted Net Income and Revenue. Personal Business Commitments should be agreed upon by January 1 [or prior to the Measurement Period]. The weighting of “Financials” for Business Unit leaders (Senior Vice Presidents and the President of Government Solutions) should be weighted as 80% business unit financial achievement and 20% corporate financial achievement.
An Employee’s individual performance will be evaluated by the individual’s direct supervisor, subject to approval by the Chief Executive Officer.

Bonus Targets
Each Employee has a Bonus Target Percentage based upon his/her Participation Level. The table below sets forth the Bonus Target Percentage and the weight each commitment has in determining the size of the Employee’s bonus.
Table 1. Bonus Targets Percentage and Weighting of Commitments

	Bonus Target
	Percentage of Base			Individual
Participation Level	Salary	Revenue	Adjusted Net Income	Objectives
Level 1	60%	50%	50%	0%
Level 2	45%	37.5%	37.5%	25%
Level 3	40%	25%	25%	50%
Level 4	25% to 30%	25%	25%	50%
Level 5	10% to 20%	25%	25%	50%
A Bonus Target Percentage may be increased or decreased based upon the Company and the Employee’s performance. The following tables set forth the factors for levels of performance for each Personal Business Commitment upon which the Bonus Target Percentage will be increased or decreased.
Table 2. Factor

	Factor for		Factor for
	Achieving Adjusted	Factor for	Achieving
Rating for Meeting	Net Income	Achieving Revenue	Individual
Commitment	Commitment	Commitment	Objectives
150% or more of Target achieved	200%	120%	200%
125% of Target achieved	150%	110%	150%
100% of target achieved	100%	100%	100%
75% of target achieved	50%	90%	50%

*	Performance that falls between the ranges specified will be interpolated and calculated according to actual achievement.
Bonus Calculation Formula
Example for —Level 4
Employee earns $100,000
Target bonus is 25% of base salary: $25,000

Category	Weighting	Eligible Amount	Percent Achievement	Earned Amount
Financials — Revenue	25%	$6,250	100%	$6,250
Financials — Adjusted Net Income	25%	$6,250	125%	$9,375
Individual Objectives	50%	$12,500	75%	$6,250
	Total Eligible	$25,000	Total Earned	$21,875

Payment Terms
Bonus payments will be made no later than March 15, subject to change due to IRS regulations. Bonuses will be paid in cash subject to all required tax withholdings as required by the IRS or other local regulations.
Process for Determination of Bonus
The Company’s Chief Financial Officer (“CFO”) shall be responsible for determining whether the financial objectives have been met for the purpose of the calculation of the bonus. The CFO shall report the findings to the Compensation Committee. The Vice President of Human Resources shall be responsible for obtaining the ratings from the direct supervisor associated with the achievement of the individual commitments.
The Chief Executive Officer, in conjunction with the Chief Financial Officer and Vice President of Human Resources, shall prepare for the Compensation Committee a recommendation for the bonuses for all Employees. As soon as practical after the close of the Measurement Period, the Compensation Committee shall meet to review and certify in writing, whether, and to what extent, the objectives for the Measurement Period have been achieved. If achieved, the Compensation Committee shall certify in writing the amount of the bonus earned by the Employees. Prior to the Compensation Committee’s certification, publication of bonus amounts is not permitted.
The Compensation Committee reserves the right to make bonus payments outside of the guidelines of this plan if, during any Measurement Period, there exist extraordinary circumstances beyond management control that have a negative effect on the Company’s operating income and revenue growth. The CEO can request the Compensation Committee authorize bonus payments in such a circumstance by providing the rationale for said bonuses and the amount of the bonuses to the Compensation Committee. The Compensation Committee may approve, approve with modification, or reject the proposal.
Review of Liabilities
The Chief Financial Officer and Vice President of Human Resources shall meet quarterly to review the status of the plan and record any required liabilities and reserves associated with the plan.
Administration and Maintenance of the Plan
The Vice President of Human Resources shall be responsible for the administration and maintenance of the plan.
Termination of Employment
No bonus will be paid to any individual who is not an employee of the Company on the day of payment. In the event of death during the Measurement Period, the bonus shall be paid to the individual’s beneficiary and shall be based on the individual’s pro-rated active status during the Measurement Period and paid at the time of all other bonus payments. In the event of total disability or retirement during the Measurement Period, the bonus shall be based on the individual’s pro-rated active status during the Measurement Period.
Entitlement and Funding
No individual has an earned or vested entitlement to any bonus. No bonus is earned until approved by the Committee and paid. Nothing in this Plan will require the Company to purchase assets or place assets in trust or other entity to which contributions are made or otherwise segregate assets for the purpose of satisfying obligations under the Plan. Individuals will have no rights under the Plan other than as unsecured general creditors.
Right of Employment
Nothing in this Plan will be construed as creating any contract of employment, conferring upon any individual any right to continue in the employ or service of the Company, limit in any way the right of the Company to change the individual’s compensation or other benefits, or to terminate employment or other service of such person with or without cause.
Right to Amend or Terminate
The Company reserves the right to amend or terminate the Plan at any time and in any respect.
Definitions
“Adjusted Net Income” is the net income of the Company for the Measurement Period as reported in the Company’s Annual Report on Form 10-K, excluding the recognition of the expense and the associated tax benefit of the Bonus Pool and net interest income or expense and the associated tax liability or benefit resulting from that net interest income or expense.
“Base Salary” is the salary of the Eligible Employee paid during the Measurement Period. Should the base salary change mid-year, the bonus shall be pro-rated accordingly.
“Bonus Pool” shall be defined as the available funding mechanism for the Plan.
“Bonus Target Percentage” shall be defined as a percentage of the Eligible Employee’s salary and is the baseline by which the bonus will be calculated.
“Company” shall be defined TechTeam Global, Inc., a Delaware corporation, and any successor thereto.
“Eligible Employees” are 1) key management personnel that have the potential to significantly and positively influence the performance of the Company or business unit for which they are responsible, and 2) are designated to be eligible for participation in the AIP by the CEO prior to the start of the Measurement Period. An employee who is eligible to participate in any other incentive plan, commission or bonus plan is not eligible for the AIP; however, participation in the Executive Long-Term Incentive Plan is permitted.
“Individual Objectives” is defined as specific, quantifiable, measurable, financial or non-financial objectives.
“Measurement Period” shall be defined as the Company’s fiscal year.
“Participation Level” is defined as the level of participation designated by the CEO for the Eligible Employee which, in conjunction with Table 1, determines the Eligible Employee’s Bonus Target.
“Revenue” means the Company’s total revenue for the Measurement Period as reported in the Company’s Annual Report on Form 10-K.
“Retirement” shall be defined as termination from employment with the Company after reaching the age of sixty-five (65).